EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

November 29, 2007

SEARS HOLDINGS REPORTS THIRD QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported net income of $2 million, or $0.01 per diluted share, for the third quarter ended November 3, 2007, compared with net income of $196 million, or $1.27 per diluted share, for the third quarter ended October 28, 2006. The third quarter 2006 results included $101 million in pre-tax gains ($64 million after tax or $0.42 per diluted share) on total return swap investments outstanding during that period. Excluding these gains, earnings per diluted share were $0.85 for the third quarter of fiscal 2006. The year-over-year decline in income is primarily the result of a $223 million decline in gross margin, reflecting both sales declines, as well as an overall decline in our gross margin rate for the quarter.

“We are very disappointed in our performance for the third quarter. We cannot blame our results entirely on the retail and macro-economic environments. We have much on which to improve and are working hard to do so.” said Aylwin Lewis, Sears Holdings’ chief executive officer and president. “Nevertheless, the Company continues to generate cash, and we continue to invest in our customer relationships, our multi-channel experience, and our information technology systems. Importantly, we believe that our stores and websites are ready to serve our customers and provide them more reasons to shop with us.”

Revenues and Comparable Store Sales

Sears Domestic’s comparable store sales declined 4.2% for the quarter, while Kmart’s comparable store sales declined 5.0%. Total domestic comparable store sales declined 4.6%. We experienced lower sales across most merchandise categories at both Kmart and Sears Domestic, with notable declines in apparel and lawn and garden at both formats, partially offset by increased sales within home electronics, notably at Sears Domestic. We believe the overall comparable store sales results reflect increased competition, the negative impact of unfavorable economic conditions, such as a weak housing market and growing consumer credit concerns, as well as the unfavorable impact of unseasonably warm weather, prevalent during much of the third quarter, on sales of apparel and other seasonal merchandise. For the quarter, our total revenues declined $0.4 billion to $11.5 billion in fiscal 2007, as compared to $11.9 billion for the third quarter of fiscal 2006.

For our fiscal November month-to-date period (Sunday, November 4, 2007 through Tuesday, November 27, 2007), our domestic comparable store sales have declined 0.4%, with Sears Domestic’s comparable store sales increasing 1.9% and Kmart’s comparable store sales declining 3.3%. While we have experienced higher sales at Sears Domestic for this period, the increase in comparable store sales was driven by sales of home electronics which generally have a lower margin rate than other categories.

Operating Income

Our operating income for the quarter decreased $230 million to $46 million in fiscal 2007, as compared to $276 million in the third quarter of fiscal 2006, mainly due to lower gross margin generated at both Kmart and Sears Domestic. For the quarter, we generated $3.2 billion in total gross margin as compared to $3.4 billion in the third quarter last year. The $0.2 billion decline was made up of separate $0.1 billion declines at both Kmart and Sears Domestic. Our gross margin rate decreased by approximately 90 basis points to 27.4% and was impacted by incremental markdowns taken to clear seasonal merchandise and higher inventory levels due to lower sales. Given that we do not expect any significant near-term improvement in the overall retail environment, we believe that our sales and gross margin for the balance of fiscal 2007 will likely continue to be pressured by the above-noted unfavorable economic factors.

Financial Position

We had cash and cash equivalents of $1.5 billion at November 3, 2007 (of which $0.8 billion was domestic and $0.7 billion was at Sears Canada) as compared to $2.1 billion at October 28, 2006 and $4.0 billion at February 3, 2007. During the third quarter, cash and cash equivalents declined $1.1 billion from the $2.6 billion balance at the end of the second quarter. The $1.1 billion net decline in cash and cash equivalents for the quarter primarily reflects $0.9 billion used for share repurchases (as detailed below) and $0.9 billion used to build inventories for the holiday selling season (net of merchandise payables), partially offset by $0.6 billion of cash generated through short-term borrowings. The $0.6 billion in short-term borrowings under our five-year revolving credit facility has been repaid as of November 27, 2007.

Merchandise inventories at November 3, 2007 were $12.0 billion, as compared to $11.5 billion as of October 28, 2006. The increase reflects the addition of $0.2 billion of previously consigned pharmacy inventory, an increase in Sears Canada inventory primarily due to the change in exchange rates, increased home electronics inventory at Sears Domestic and the effect of lower than expected sales levels. As we expect difficult economic conditions to persist in the near term, we intend to manage our inventories in the fourth quarter with the goal of reducing our fiscal year-end domestic merchandise inventories to levels below last year-end’s levels.

Share Repurchase

We repurchased 6.7 million common shares at a total cost of $0.9 billion (or $131.72 per share) under our share repurchase program during the third quarter of fiscal 2007. As previously announced on August 13, 2007, our Board of Directors approved the repurchase of up to an additional $1.5 billion of our common shares. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors. As of November 27, 2007, we had remaining authorization to repurchase $736 million of common shares under the share repurchase program.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of income less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses) and restructuring charges. Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Restructuring activities and other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results;

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		39 Weeks Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Operating income per statement of income	$46	$276	$778	$1,124
Plus depreciation and amortization	255	278	779	843
Less gain on sale of assets	—	(8)	(10)	(32)

Before excluded items	301	546	1,547	1,935

Sears Canada post-retirement benefit plans curtailment gain	—	—	(27)	—
Hurricane related recoveries	(1)	—	(19)	—
Vice Chairman separation expense	—	—	—	8
Visa/MasterCard settlement	—	—	—	(36)
Restructuring charges	—	4	—	27

Adjusted EBITDA as defined	$300	$550	$1,501	$1,934

% to revenues	2.6%	4.6%	4.2%	5.3%

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	13 Weeks Ended				39 Weeks Ended
	Adjusted EBITDA		% To Revenues		Adjusted EBITDA		% To Revenues
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Domestic operations	$197	$439	1.9%	4.1%	$1,244	$1,692	3.9%	5.1%
Sears Canada	103	111	7.9%	8.9%	257	242	7.1%	6.8%

Adjusted EBITDA	$300	$550	2.6%	4.6%	$1,501	$1,934	4.2%	5.3%

Quarterly Report on Form 10-Q

We plan to file our Quarterly Report on Form 10-Q for the third quarter 2007 with the SEC on November 30, 2007.

Forward-Looking Statements

Results are unaudited. This press release contains forward-looking statements about our expectations. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Risks and uncertainties include the possibility that we fail to offer products and services that satisfy the desires of our customers, whose preferences may change in the future, or other factors outside the control of Holdings. Actual results may differ materially from those set forth in the forward-looking statements. We intend the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer, with over $50 billion in annual revenues, and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. We also have Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. We are the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

Sears Holdings Corporation

Condensed Consolidated Statements of Income

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
millions, except per share data	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
REVENUES
Merchandise sales and services	$11,548	$11,941	$35,489	$36,724

COSTS AND EXPENSES
Cost of sales, buying and occupancy	8,387	8,557	25,649	26,380
Gross margin dollars	3,161	3,384	9,840	10,344
Gross margin rate	27.4%	28.3%	27.7%	28.2%

Selling and administrative	2,860	2,834	8,293	8,382
Selling and administrative expense as a percentage of total revenues	24.8%	23.7%	23.4%	22.8%

Depreciation and amortization	255	278	779	843
Gain on sales of assets	—	(8)	(10)	(32)
Restructuring charges	—	4	—	27

Total costs and expenses	11,502	11,665	34,711	35,600

Operating income	46	276	778	1,124
Interest and investment income	(30)	(140)	(112)	(241)
Interest expense	66	89	210	255
Other income	(1)	—	(17)	(15)

Income before income taxes and minority interest	11	327	697	1,125
Income taxes (benefit) expense	(5)	119	267	438
Minority interest	14	12	36	17

NET INCOME	$2	$196	$394	$670

EARNINGS PER COMMON SHARE
Diluted earnings per share	$0.01	$1.27	$2.66	$4.29

Diluted weighted average common shares outstanding	139.9	154.4	148.2	156.3

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)
millions	November 3, 2007	October 28, 2006	February 3, 2007
ASSETS
Current assets
Cash and cash equivalents	$1,475	$2,096	$3,968
Receivables	963	909	847
Merchandise inventories	12,030	11,508	9,907
Other current assets	717	902	684

Total current assets	15,185	15,415	15,406

Property and equipment, net	8,855	9,247	9,132
Goodwill	1,691	1,880	1,692
Tradenames and other intangible assets	3,370	3,467	3,437
Other assets	467	460	399

TOTAL ASSETS	$29,568	$30,469	$30,066

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,374	$618	$707
Merchandise payables	4,437	4,195	3,312
Unearned revenues	1,126	1,078	1,073
Other current liabilities	4,389	5,098	4,960

Total current liabilities	11,326	10,989	10,052

Long-term debt and capitalized lease obligations	2,643	2,914	2,849
Pension and postretirement benefits	1,414	2,092	1,648
Minority interest and other liabilities	3,471	2,850	2,803

Total Liabilities	18,854	18,845	17,352

Total Shareholders’ Equity	10,714	11,624	12,714

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,568	$30,469	$30,066

Total common shares outstanding	137.7	153.9	153.8

Sears Holdings Corporation

Segment Results

(Unaudited)

	13 Weeks Ended November 3, 2007
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$3,803	$6,449	$1,296	$11,548

Cost of sales, buying and occupancy	2,979	4,519	889	8,387
Gross margin dollars	824	1,930	407	3,161
Gross margin rate	21.7%	29.9%	31.4%	27.4%

Selling and administrative	855	1,701	304	2,860
Selling and administrative expense as a percentage of total revenues	22.5%	26.4%	23.5%	24.8%
Depreciation and amortization	28	193	34	255

Total costs and expenses	3,862	6,413	1,227	11,502

Operating (loss) income	$(59)	$36	$69	$46

Number of:
Kmart Stores	1,387	—	—	1,387
Full-Line Stores	—	934	123	1,057
Specialty Stores	—	1,124	255	1,379

Total Stores	1,387	2,058	378	3,823

	13 Weeks Ended October 28, 2006
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$4,042	$6,655	$1,244	$11,941

Cost of sales, buying and occupancy	3,096	4,611	850	8,557
Gross margin dollars	946	2,044	394	3,384
Gross margin rate	23.4%	30.7%	31.7%	28.3%

Selling and administrative	889	1,662	283	2,834
Selling and administrative expense as a percentage of total revenues	22.0%	25.0%	22.7%	23.7%
Depreciation and amortization	22	223	33	278
(Gain) loss on sales of assets	(9)	1	—	(8)
Restructuring charges	4	—	—	4

Total costs and expenses	4,002	6,497	1,166	11,665

Operating income	$40	$158	$78	$276

Number of:
Kmart Stores	1,394	—	—	1,394
Full-Line Stores	—	933	123	1,056
Specialty Stores	—	1,083	252	1,335

Total Stores	1,394	2,016	375	3,785

Sears Holdings Corporation

Segment Results

(Unaudited)

	39 Weeks Ended November 3, 2007
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$12,046	$19,815	$3,628	$35,489

Cost of sales, buying and occupancy	9,237	13,884	2,528	25,649
Gross margin dollars	2,809	5,931	1,100	9,840
Gross margin rate	23.3%	29.9%	30.3%	27.7%

Selling and administrative	2,564	4,913	816	8,293
Selling and administrative expense as a percentage of total revenues	21.3%	24.8%	22.5%	23.4%
Depreciation and amortization	81	601	97	779
Gain on sales of assets	(1)	(1)	(8)	(10)

Total costs and expenses	11,881	19,397	3,433	34,711

Operating income	$165	$418	$195	$778

Number of:
Kmart Stores	1,387	—	—	1,387
Full-Line Stores	—	934	123	1,057
Specialty Stores	—	1,124	255	1,379

Total Stores	1,387	2,058	378	3,823

	39 Weeks Ended October 28, 2006
millions		Sears
	Kmart	Domestic	Canada	Sears Holdings
Merchandise sales and services	$12,768	$20,403	$3,553	$36,724

Cost of sales, buying and occupancy	9,726	14,156	2,498	26,380
Gross margin dollars	3,042	6,247	1,055	10,344
Gross margin rate	23.8%	30.6%	29.7%	28.2%

Selling and administrative	2,618	4,951	813	8,382
Selling and administrative expense as a percentage of total revenues	20.5%	24.3%	22.9%	22.8%
Depreciation and amortization	55	687	101	843
Gain on sales of assets	(26)	(6)	—	(32)
Restructuring charges	8	—	19	27

Total costs and expenses	12,381	19,788	3,431	35,600

Operating income	$387	$615	$122	$1,124

Number of:
Kmart Stores	1,394	—	—	1,394
Full-Line Stores	—	933	123	1,056
Specialty Stores	—	1,083	252	1,335

Total Stores	1,394	2,016	375	3,785

Sears Holdings Corporation

Adjusted EBITDA

	13 Weeks Ended
millions	November 3, 2007			October 28, 2006
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of income	$(23)	$69	$46	$198	$78	$276
Plus depreciation and amortization	221	34	255	245	33	278
Less gain on sale of assets	—	—	—	(8)	—	(8)

Before excluded items	198	103	301	435	111	546

Hurricane related recoveries	(1)	—	(1)	—	—	—
Restructuring charges	—	—	—	4	—	4

Adjusted EBITDA as defined	$197	$103	$300	$439	$111	$550

% to revenues	1.9%	7.9%	2.6%	4.1%	8.9%	4.6%

	39 Weeks Ended
millions	November 3, 2007			October 28, 2006
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income per statement of income	$583	$195	$778	$1,002	$122	$1,124
Plus depreciation and amortization	682	97	779	742	101	843
Less gain on sale of assets	(2)	(8)	(10)	(32)	—	(32)

Before excluded items	1,263	284	1,547	1,712	223	1,935

Sears Canada post-retirement benefit plans curtailment gain	—	(27)	(27)	—	—	—
Hurricane related recoveries	(19)	—	(19)	—	—	—
Vice Chairman separation expense	—	—	—	8	—	8
Visa/MasterCard settlement	—	—	—	(36)	—	(36)
Restructuring charges	—	—	—	8	19	27

Adjusted EBITDA as defined	$1,244	$257	$1,501	$1,692	$242	$1,934

% to revenues	3.9%	7.1%	4.2%	5.1%	6.8%	5.3%